[Letterhead of Coopers & Lybrand, L.L.P.]

April 8, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by VictorMaxx Technologies, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the amendment on Form 8-K/A to the Company's Form 8-K report for the month of March 1997. We agree with the statements concerning our Firm in such amendment to Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand, L.L.P.

COOPERS & LYBRAND, L.L.P.

Item 4. Changes in Registrant's Certifying Accountant

Effective December 16, 1996, Coopers & Lybrand L.L.P. resigned as auditors of the Company.

During the Company's two most recent fiscal years ending December 31, 1995, Coopers & Lybrand's reports on the Company's financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles; however, the following should be noted:

     Coopers & Lybrand's report dated April 12, 1996, on the Company's financial statements for the year ended December 31, 1995 and for the period from March 22, 1994 (inception) to December 31, 1994, contained the following paragraph:

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered substantial losses from operations since inception and is highly reliant on obtaining continued financing to support its business operations and satisfy its liquidity requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995 and 1994, and in the subsequent interim period, there were no disagreements with Coopers & Lybrand L.L.P. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused Coopers & Lybrand L.L.P. to make reference to the matter in their report. Further, there were no reportable events as that term is described in Item 304 (a)(1)(v) of Regulation S-K, except as follows:

Coopers & Lybrand L.L.P., in its communications to the audit committee of the Company's board of directors for the period ended December 31, 1994, reported that there were reportable conditions related to deficiencies in the internal controls of the registrant which necessitated an expansion in the scope of its audit procedures.

The Company has requested Coopers & Lybrand L.L.P. to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of the letter from Coopers & Lybrand to the Securities and Exchange Commission is filed as Exhibit 1 hereto.